Exhibit 99.1

Lakeland Bancorp, Inc. Announces $20 Million Partial CPP Repayment

Oak Ridge, New Jersey, August 4, 2010 – Lakeland Bancorp, Inc. (NASDAQ: LBAI), the holding company for Lakeland Bank, today announced that it redeemed $20 million of the Company’s outstanding $59 million in Fixed Rate Cumulative Perpetual Preferred Stock, Series A that was issued to the U.S. Department of the Treasury under the Capital Purchase Program on February 6, 2009. The Company paid approximately $20.2 million to the Treasury to repurchase the Preferred Stock, which included payment for accrued and unpaid dividends for the shares. This first repayment, or redemption, of Preferred Stock will result in annualized savings of $1.2 million due to the elimination of the associated preferred dividends and related discount accretion. A one-time, non-cash charge of $898 thousand will be incurred in the third quarter of 2010 due to the acceleration of the Preferred Stock discount accretion. The warrant previously issued to the Treasury to purchase 949,571 shares of common stock at an exercise price of $9.32, subject to anti-dilution adjustments, will remain outstanding.

“We are pleased to have repaid $20 million of the investment that we received under the Capital Purchase Program,” said Thomas J. Shara, President and CEO. “We will continue to assess the pace of the economic recovery and will seek further approvals to repay additional amounts at the appropriate time.”

About Lakeland Bancorp and Lakeland Bank:

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.7 billion and 48 offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the bank’s full line of products and services, visit www.lakelandbank.com.